Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO REDEEM ALL OF ITS REMAINING $4 BILLION OF SERIES A DEBT

Majority of Outstanding Debt Will Become Unsecured

High Cost Debt Eliminated or Refinanced Since January 2010 Will Total $22 Billion

NEW YORK – February 7, 2012 – CIT Group Inc.  (NYSE: CIT) cit.com, a leading provider of financing to small businesses and middle market companies, today announced that it will redeem all of its nearly $4 billion of remaining 7% Series A Second-Priority Secured Notes including approximately $1 billion principal amount of the Notes maturing in 2016 and approximately $2.9 billion principal amount of the Notes maturing in 2017.

“This is a significant milestone for CIT,” said John A. Thain, Chairman and Chief Executive Officer. “The elimination of our remaining Series A Notes will result in a largely unencumbered balance sheet as our Series C Notes and revolving credit facility will become unsecured. These efforts will improve our financial flexibility as we continue to provide much needed financing to the small business and middle market sectors.”

Including the Series A redemption announced today, CIT will have eliminated or refinanced approximately $22 billion of first lien and second lien debt since the beginning of 2010, including $7.5 billion of first lien debt, its entire $12.3 billion of Series A Second-Priority Secured Notes and its entire $2.1 billion of Series B Second-Priority Secured Notes.

The Company has provided a redemption notice for the Series A Second-Priority Secured Notes to the trustee and intends to complete the Series A redemption on

March 9, 2012. As provided under the terms of the Series A Second-Priority Secured Notes, the Company will redeem the remaining outstanding principal balance at par.

Additional information will be available in a Form 8-K that will be filed with the Securities and Exchange Commission. This, and other filings, can be found at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $34 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. CIT also operates CIT Bank, BankOnCIT.com, its primary bank subsidiary and an FDIC-insured online bank which offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com